UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

Consolidated-Tomoka Land Co.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-11350	59-0483700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida		32117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (386) 274-2202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 13, 2016, a wholly-owned subsidiary of Consolidated-Tomoka Land Co. (collectively ‘the Company’) entered into a purchase and sale agreement with Land Venture Partners, LLC for the sale of the Company’s 500,000 acres of subsurface interests, all located in the state of Florida, including the royalty interests in two operating oil wells in Lee County, Florida and the Company’s interests in the oil exploration lease with Kerogen Florida Energy Company LP, for a sales price of approximately $24 million (the “Subsurface Sale”). The purchase and sale agreement contemplates a closing of the Subsurface Sale prior to year-end 2016, subject to certain customary closing conditions. The Subsurface Sale, if completed, would result in an estimated gain of approximately $22.6 million, or approximately $2.40 per share, after tax. The Company intends to use the proceeds from this sale as part of a Section 1031 like-kind exchange. There can be no assurances regarding the likelihood or timing of the Subsurface Sale being completed or the final terms thereof, including the sales price.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Agreement of Purchase and Sale by and among Indigo Group Inc. and Land Venture Partners, LLC, dated as of April 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: April 18, 2016	By:	/s/ Mark E. Patten
Mark E. Patten,
Senior Vice President and Chief Financial Officer